UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1331 Tyler Street NE, Suite 200, Minneapolis, MN 55413

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2018, Lynn L. Blake, the Chief Financial Officer and Secretary of Tactile Systems Technology, Inc. (the “Company”), notified the Company of her intention to resign from such officer positions and as an employee of the Company effective as of the close of business on September 1, 2018.  Ms. Blake’s resignation is for personal reasons and is not due to any disagreement with the Company on any matter, including related to the Company’s operations, policies, practices, financial reporting or controls.

Ms. Blake’s employment agreement with the Company was filed as Exhibit 10.23 to the Company’s Amendment No. 3 to Form S-1 filed on June 9, 2016, and the agreement will terminate on September 1, 2018. The Company has entered into a consulting agreement with Ms. Blake (the “Consulting Agreement”), pursuant to which Ms. Blake will provide up to 20 hours per week of consulting services to the Company from September 2, 2018 until March 2019, and the Company will pay Ms. Blake a rate of $235 per hour for those consulting services.  The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

The Company’s Board of Directors has approved the appointment of Brent A. Moen as the Company’s Chief Financial Officer and Secretary, effective as of September 2, 2018, his Start Date.

Mr. Moen, age 51, served as the Chief Financial Officer and Secretary of Entellus Medical, Inc. from May 2016 until that company’s acquisition by Stryker Corporation in February 2018. Prior to joining Entellus Medical, Mr. Moen served as Executive Vice President and Chief Financial Officer of ABRA Auto Body & Glass LP from November 2013 to May 2015. Mr. Moen previously served as Senior Vice President and Chief Financial Officer of Regis Corporation from January 2011 to December 2012. Mr. Moen held various financial roles of increasing responsibility with Regis Corporation, beginning in 2000.

There are no arrangements or understandings between Mr. Moen and any other persons pursuant to which Mr. Moen was selected as an officer of the Company. There are no family relationships between Mr. Moen and any director or executive officer of the Company. There are no transactions between Mr. Moen and the Company that would be required to be disclosed under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In connection with Mr. Moen’s appointment, the Compensation and Organization Committee (the “Committee”) of the Company’s Board of Directors approved the following compensatory arrangements:

•                  Mr. Moen’s initial annualized base salary will be $321,000;

•                  Mr. Moen’s target cash bonus award under the Company’s Management Incentive Plan for 2018 will be $53,207, with the maximum amount payable of 150% of such target amount;

•                  grants to Mr. Moen of the following equity awards, each with an effective grant date of the second trading day following the public release of the Company’s financial results for the third quarter of 2018 (the “Grant Date”):

•                  a number of restricted stock units (“RSUs”) equal to $300,000 divided by the closing sale price of a share of the Company’s common stock on the Grant Date, which RSUs will vest in thirds on each of the first three anniversaries of the Start Date;

•                  a stock option to purchase a number of shares of the Company’s common stock equal to $300,000 divided by the per share grant date fair value of the award determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, on the Grant Date, which stock option will have a term of seven years, an exercise price equal to the closing sales price of a share of the Company’s common stock on the Grant Date and will vest in thirds on each of the first three anniversaries of the Start Date; and

•                  performance share units (“PSUs”), the target number of which is equal to $170,000 divided by the closing sale price of a share of the Company’s common stock on the Grant Date, a percentage of which PSUs (ranging from 0% to 150%) are capable of being earned if and to the extent performance goals based on revenue and adjusted EBITDA in 2019 are achieved and the requisite service period is completed; one-third of the earned PSUs will vest on the date on which the Committee certifies the number of PSUs earned, and the remaining two-thirds of the earned PSUs will vest on the first anniversary of that certification date.

Mr. Moen will also be eligible to participate in the same group insurance and employee benefit plans as the Company’s other salaried employees.

A copy of the press release announcing Ms. Blake’s resignation and Mr. Moen’s appointment is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation and Consulting Agreement between Tactile Systems Technology, Inc. and Lynn L. Blake, dated as of August 1, 2018

99.1	Press Release dated August 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.

Date: August 6, 2018	By:	/s/ Lynn L. Blake
Lynn L. Blake
Chief Financial Officer